Best Buy Reports Fiscal First Quarter Results
GAAP diluted EPS of $0.47; adjusted (non-GAAP) diluted EPS up 11 percent to $0.72
Company building a new turnaround plan
Full year guidance outlook unchanged

FISCAL FIRST QUARTER PERFORMANCE SUMMARY(1)
(U.S. dollars and square footage in millions, except per share and per square foot amounts)
	Three Months Ended
	May 5, 2012	April 30, 2011	Change
Revenue	$11,610	$11,369	2%
Comparable store sales % change(2)	(5.3%)	(3.0%)	N/A
Gross profit as % of revenue	25.0%	25.7%	(70bps)
SG&A as % of revenue	21.7%	21.6%	10bps
Restructuring charges	$127	$4	N/A
Operating income	$262	$460	(43)%
Operating income as a % of revenue	2.3%	4.0%	(170bps)
Diluted EPS from continuing operations	$0.47	$0.64	(27)%

Adjusted (non-GAAP) Results(3)
Operating income	$389	$464	(16)%
Operating income as a % of revenue	3.4%	4.1%	(70bps)
Diluted EPS from continuing operations	$0.72	$0.65	11%

Key Metrics(4)
Total U.S. big box retail square feet	42.4	42.5	—%
Revenue per square foot (Domestic segment)	$854	$854	—%
Adjusted operating income per square foot (Domestic segment)	$42	$48	(13)%
Adjusted return on invested capital(5)	11.2%	11.2%	0bps

Fiscal First Quarter 2013 Highlights

•	Domestic segment online revenue growth of 20 percent

•	Domestic segment mobile phones comparable store sales growth of 13 percent

•	Domestic segment connections growth of 11 percent

•	Domestic segment Services revenue increased approximately 11 percent, including the impact of the mindSHIFT acquisition

•	Domestic segment comparable store sales growth in tablets, mobile phones, eReaders and appliances more than offset by declines in notebooks, gaming, digital imaging and televisions

•	Closed 41 (effective May 12, 2012) of the 50 U.S. big box store closures planned for fiscal 2013

•	As expected, the International segment operating loss was driven primarily by lower revenue in Europe and China and increased competitive conditions in Europe

MINNEAPOLIS, May 22, 2012 -- Best Buy Co., Inc. (NYSE: BBY) today reported GAAP net earnings from continuing operations of $161 million, or $0.47 per diluted share, for the three months ended May 5, 2012 compared to net earnings from continuing operations of $255 million, or $0.64 per diluted share for the prior-year period. Excluding previously announced restructuring charges, adjusted (non-GAAP) net earnings from continuing operations for the first quarter was $246 million, or $0.72 per diluted share, compared to adjusted net earnings from continuing operations of $258 million, or $0.65 per diluted share, for the prior-year period.

“Best Buy is in a turnaround, and the strategic priorities we laid out at the beginning of the year are just the first phase of the changes to come,” said Mike Mikan, CEO (interim) of Best Buy. “We know we have to better adapt to the new realities of the marketplace, and we are creating a long-term plan designed to make Best Buy more relevant with customers and position the company for sustained, profitable returns in the years ahead. First quarter results were in-line with our expectations, and we are reaffirming our previously provided annual guidance for fiscal 2013.”

Revenue

	Three Months ended May 5, 2012			Prior-Year Period
($millions)	Revenue	Change YOY	Comp. Store Sales	Comp. Store Sales
Domestic	$8,822	5.1%	(3.7)%	(3.8)%
International	2,788	(6.3)%	(10.5)%	(0.2)%
Total	$11,610	2.1%	(5.3)%	(3.0)%

Total company revenue was $11.6 billion during the fiscal first quarter, an increase of 2.1 percent compared to the prior-year period, and included a comparable store sales decline of 5.3 percent. As a result of the company's fiscal year change, the first quarter of fiscal 2013 included February 2012, which included a fifth (“extra”) week. Excluding the extra week, total company revenue declined 4.3 percent compared to the prior-year period. Areas of comparable store sales growth in the Domestic segment included tablets and mobile phones within the Computing & Mobile Phones revenue category, eReaders within the Consumer Electronics revenue category and Appliances. These increases were more than offset by comparable store sales declines primarily in notebooks within the Computing and Mobile Phones revenue category, gaming within the Entertainment revenue category, and digital imaging and televisions within the Consumer Electronics revenue category. The Domestic segment online channel revenue grew 20 percent compared to the prior-year period.

International segment comparable store sales declined 10.5 percent. As the company previously discussed, first quarter sales were expected to be lower driven by declines in the Five Star business stemming from the expiration of government sponsored programs and a slowdown in the Chinese economy. The impact of the change in these programs was similarly felt by other retailers in China. Additionally, softness in notebooks, home theater and gaming resulted in comparable store declines in Canada, and the difficult macro environment and changes in network subsidies for the pre-pay U.K. phone market led to lower mobile phone sales in our Europe business.

Gross Profit

	Three Months ended May 5, 2012
($millions)	Gross Profit	Change YOY	% of Revenue
Domestic	$2,233	4%	25.3%
International	674	(13)%	24.2%
Total	$2,907	—%	25.0%

Domestic segment gross profit dollars increased 4 percent, including the extra week, and included a rate decline of 30 basis points compared to the prior-year period. The primary factors influencing this Domestic segment rate decline were lower computer repair revenue and the continuing shift from one-time transactions to ongoing “Tech Support” memberships, partially offset by favorability from a higher sales mix of mobile phones.

International segment gross profit dollars declined 13 percent and included a 180 basis point rate decline. This rate decline was due primarily to a more competitive pricing environment and the increased mix of lower margin smartphones in our Europe business.

Selling, General and Administrative Expenses (“SG&A”)

	Three Months ended May 5, 2012
($millions)	SG&A	Change YOY	% of Revenue
Domestic	$1,811	2%	20.5%
International	707	4%	25.4%
Total	$2,518	2%	21.7%

Total company SG&A spending increased 2 percent compared to the prior-year period. Excluding the effect of the extra week, total company SG&A spending experienced a slight decline.

Year-over-year SG&A comparisons for both Domestic and International segments were impacted by the absence of the Best Buy Mobile profit share payment as a result of the purchase of Carphone Warehouse plc's (“CPW”) share of the Best Buy Mobile profit share agreement in the fourth quarter of fiscal 2012. These intercompany profit share payments previously increased Domestic segment SG&A expense while lowering International segment SG&A and had no impact on the company's consolidated operating income.

Operating Income

	Three Months ended May 5, 2012
($millions)	Operating Income	Change YOY	% of Revenue
Domestic	$295	(19)%	3.3%
International	(33)	n/a	(1.2)%
Total	$262	(43)%	2.3%

Adjusted operating income - Domestic	$422	14%	4.8%
Adjusted operating income - International	(33)	n/a	(1.2)%
Adjusted operating income(2)	$389	(16)%	3.4%

Operating income of $262 million included $127 million in restructuring charges primarily related to employee severance and fixed asset impairments, as a result of actions taken during the quarter to reduce headcount and close stores. Excluding these charges, adjusted operating income for the quarter declined 16 percent to $389 million driven by declines in the International segment.

Please see the table titled “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

Share Repurchases and Dividends
The company repurchased $115 million, or 4.6 million shares, of its common stock at an average price of $25.07 per share during February 2012, the first month of the fiscal first quarter. Consistent with previous guidance, the company continues to expect repurchases of approximately $750 million to $1.0 billion in fiscal 2013. On May 10, 2012, the company paid a quarterly dividend of $0.16 per common share outstanding, or $55 million in the aggregate.

Fiscal 2013 Annual Guidance Unchanged
The company is maintaining its fiscal 2013 outlook of adjusted (non-GAAP) diluted EPS in the range of $3.50 to $3.80, including the impact of expected share repurchases and excluding fiscal 2013 restructuring costs.

The company's estimates for pre-tax restructuring charges in fiscal 2013 related to its strategic imperatives outlined on March, 29, 2012 is a range of $300 to $350 million, including store closures, severance, asset impairments and other costs. Including these charges, the GAAP diluted EPS annual guidance is expected in the range of $2.85 to $3.25. Please see “Reconciliation of Non-GAAP Guidance” attached to this release for more detail.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on May 22, 2012. A webcast of the call is expected to be available on its Web site at www.investors.bestbuy.com both live and after the call. A telephone replay is also available starting at approximately 12:30 pm Eastern Time (11:30 a.m. Central Time) on May 22 through May 29. The dial-in number for the replay is 800-406-7325 (domestic) or 303-590-3030 (international), and the access code is 4539171.

(1) The first quarter of fiscal 2013 included 14 weeks. The first quarter of fiscal 2012 has been recast to reflect the fiscal year change and included 13 weeks.

(2) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods. The calculation of comparable store sales excludes the impact of the extra week of revenue in the first quarter of fiscal 2013.

(3) The company defines adjusted operating income for the periods presented as its reported operating income for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) adjusted to exclude the effects of restructuring charges. In addition, the company defines adjusted net earnings and adjusted diluted earnings per share for the periods presented as its reported net earnings and diluted earnings per share calculated in accordance with GAAP adjusted to exclude the effects of restructuring charges.

These non-GAAP financial measures provide investors with an understanding of the company's operating income, net earnings and diluted earnings per share adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company's operating income, net earnings and diluted earnings per share for its fiscal quarter ended May 5, 2012, against the company's results for the respective prior-year periods and against third party estimates of the company's diluted earnings per share for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources and analyze underlying operating performance. Please see “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

(4) Total U.S. big box retail square feet is equal to the total retail square footage of our U.S. Best Buy big box stores at fiscal quarter end. Revenue per square foot is equal to the sum of Domestic segment trailing twelve months revenue divided by the average quarterly retail square footage for all U.S. stores, over the same period. Adjusted operating income per square foot is equal to the sum of Domestic segment trailing twelve months adjusted operating income divided by the average quarterly retail square footage for all U.S. stores, over the same period.

(5) The company defines adjusted return on invested capital ("ROIC") as adjusted net operating profit after taxes divided by average invested capital for the periods presented (including both continuing and discontinued operations). Adjusted net operating profit after taxes is defined as our operating income for the periods presented calculated in accordance with GAAP adjusted to exclude the effects of: (i) operating lease interest; (ii) investment income; (iii) net earnings attributable to noncontrolling interests; (iv) income taxes; (v) all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments, and costs related to the purchase of CPW's share of the Best Buy Mobile profit share agreement ("Best Buy Europe transaction costs"); and (vi) the noncontrolling interest impact of the restructuring charges, Best Buy Europe transaction costs and the purchase of CPW's share of the Best Buy Mobile profit share agreement. Average invested capital is defined as the average of our total assets for the trailing four quarters in relation to the periods presented adjusted to: (i) exclude excess cash and cash equivalent and short-term investments; (ii) include capitalized operating lease obligations calculated using a multiple of eight times rental expenses; (iii) exclude our total liabilities, less our outstanding debt; and (iv) exclude equity of noncontrolling interests.

This non-GAAP financial measure provides investors with an understanding of how effectively the company is investing its capital and deploying its assets. Management uses this non-GAAP financial measure to assist in allocating resources, and trends in the measure may fluctuate over time as management balances long-term initiatives with possible short-term impacts. Our ROIC calculation utilizes total operations in order to provide a measure that includes the results of and capital invested in all operations, including those businesses that are no longer continuing operations. Please see “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, natural or man-made disasters, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company's ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures and unanticipated costs associated with previously announced or future restructuring activities. A further list and description of these risks, uncertainties and other matters can be found in the company's annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy's Annual Report on Form 10-K filed with the SEC on May 1, 2012. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE: BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees - 167,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For additional information about Best Buy, visit www.investors.bestbuy.com.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Adam Hauser, Director, Investor Relations
(612) 291-4446 or adam.hauser@bestbuy.com

Mollie O'Brien, Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contacts:
Susan Busch, Senior Director, Public Relations
(612) 291-6114 or susan.busch@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 5, 2012	April 30, 2011
Revenue	$11,610	$11,369
Cost of goods sold	8,703	8,448
Gross profit	2,907	2,921
Gross profit %	25.0%	25.7%
Selling, general and administrative expenses	2,518	2,457
SG&A %	21.7%	21.6%
Restructuring charges	127	4
Operating income	262	460
Operating income %	2.3%	4.0%
Other income (expense):
Investment income and other	6	17
Interest expense	(33)	(28)
Earnings from continuing operations before income tax expense and equity in loss of affiliates	235	449
Income tax expense	72	155
Effective tax rate	30.6%	34.6%
Equity in loss of affiliates	(2)	(1)
Net earnings from continuing operations	161	293
Loss from discontinued operations, net of tax	(9)	(54)
Net earnings including noncontrolling interests	152	239
Net earnings from continuing operations attributable to noncontrolling interests	—	(38)
Net loss from discontinued operations attributable to noncontrolling interests	6	11
Net earnings attributable to Best Buy Co., Inc.	$158	$212

Basic earnings (loss) per share attributable to Best Buy Co., Inc.
Continuing operations	$0.47	$0.65
Discontinued operations	(0.01)	(0.11)
Basic earnings per share	$0.46	$0.54

Diluted earnings (loss) per share attributable to Best Buy Co., Inc.(1)
Continuing operations	$0.47	$0.64
Discontinued operations	(0.01)	(0.11)
Diluted earnings per share	$0.46	$0.53

Dividends declared per Best Buy Co., Inc. common share	$0.16	$0.15

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	342.2	391.1
Diluted	342.8	400.7

(1) The calculation of diluted earnings per share assumes the conversion of the company's previously outstanding convertible debentures due in 2022 into 8.8 million shares common stock in the three months ended April 30, 2011, and adds back the related after-tax interest expense of $1.4 million for the three months ended April 30, 2011.

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	May 5, 2012	April 30, 2012
ASSETS
Current assets
Cash and cash equivalents	$1,386	$2,793
Short-term investments	—	20
Receivables	1,846	1,713
Merchandise inventories	6,065	6,508
Other current assets	1,019	1,135
Total current assets	10,316	12,169
Net property & equipment	3,407	3,797
Goodwill	1,335	2,506
Tradenames	130	136
Customer relationships	224	194
Equity and other investments	128	316
Other assets	471	454
TOTAL ASSETS	$16,011	$19,572

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$5,731	$6,102
Accrued liabilities	2,913	2,876
Short-term debt	306	39
Current portion of long-term debt	43	442
Total current liabilities	8,993	9,459
Long-term liabilities	1,025	1,179
Long-term debt	1,678	1,704
Equity	4,315	7,230
TOTAL LIABILITIES & EQUITY	$16,011	$19,572

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 5, 2012	April 30, 2011
OPERATING ACTIVITIES
Net earnings including noncontrolling interests	$152	$239
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization of definite-lived intangible assets	237	237
Other, net	88	(60)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	623	616
Merchandise inventories	765	926
Accounts payable	(1,153)	(561)
Other assets and liabilities	(333)	(54)
Total cash provided by operating activities	379	1,343

INVESTING ACTIVITIES
Additions to property and equipment	(141)	(172)
Other, net	47	29
Total cash used in investing activities	(94)	(143)

FINANCING ACTIVITIES
Repurchase of common stock	(132)	(260)
(Repayments) borrowings of debt, net	(195)	461
Other, net	22	36
Total cash (used in) provided by financing activities	(305)	237

EFFECT OF EXCHANGE RATE CHANGES ON CASH	5	18
ADJUSTMENT FOR CHANGE IN FISCAL YEAR	202	235

INCREASE IN CASH AND CASH EQUIVALENTS	187	1,690

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,199	1,103

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,386	$2,793

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended
	May 5, 2012	April 30, 2011	Change
Revenue	$8,822	$8,392	5%
Gross profit	$2,233	$2,147	4%
SG&A	$1,811	$1,776	2%
Restructuring charges	$127	$5	N/A
Operating income	$295	$366	(19)%
Key Metrics:
Comparable store sales % change(1)	(3.7)%	(3.8)%	N/A
Gross profit as % of revenue	25.3%	25.6%	(30bps)
SG&A as % of revenue	20.5%	21.2%	(70bps)
Operating income as % of revenue	3.3%	4.4%	(110bps)
Adjusted (non-GAAP) Results(2)
Operating income	$422	$371	14%
Operating income % of revenue	4.8%	4.4%	40bps

International Segment Performance Summary

	Three Months Ended
	May 5, 2012	April 30, 2011	Change
Revenue	$2,788	$2,977	(6)%
Gross profit	$674	$774	(13)%
SG&A	$707	$681	4%
Restructuring charges	$—	$(1)	N/A
Operating (loss) income	$(33)	$94	N/A
Key Metrics:
Comparable store sales % change(1)	(10.5)%	(0.2)%	N/A
Gross profit as % of revenue	24.2%	26.0%	(180bps)
SG&A as % of revenue	25.4%	22.9%	250bps
Operating (loss) income as % of revenue	(1.2)%	3.2%	N/A
Adjusted (non-GAAP) Results(2)
Operating (loss) income	$(33)	$93	N/A
Operating (loss) income % of revenue	(1.2)%	3.1%	N/A

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods. The calculation of comparable store sales excludes the impact of the extra week of revenue in the first quarter of fiscal 2013.

(2) Excludes the impact of previously announced restructuring charges. Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	May 5, 2012	April 30, 2011	May 5, 2012	April 30, 2011
Consumer Electronics	34%	35%	(5.4)%	(5.6)%
Computing and Mobile Phones	43%	40%	3.6%	(1.1)%
Entertainment	9%	13%	(27.8)%	(12.1)%
Appliances	6%	5%	8.9%	4.2%
Services(1)	7%	6%	(2.3)%	3.9%
Other	1%	1%	n/a	n/a
Total	100%	100%	(3.7)%	(3.8)%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	May 5, 2012	April 30, 2011	May 5, 2012	April 30, 2011
Consumer Electronics	17%	18%	(17.7)%	(8.6)%
Computing and Mobile Phones	62%	59%	(5.7)%	3.0%
Entertainment	4%	4%	(18.9)%	(10.2)%
Appliances	9%	10%	(26.2)%	12.8%
Services(1)	8%	9%	1.1%	(6.0)%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(10.5)%	(0.2)%

(1) The “Services” revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to adjusted operating income, adjusted net earnings and adjusted diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	May 5, 2012		April 30, 2011
	$	% of Rev.	$	% of Rev.
Domestic
Operating income	$295	3.3%	$366	4.4%
Restructuring charges	127	1.4%	5	0.1%
Adjusted operating income	$422	4.8%	$371	4.4%

International
Operating (loss) income	$(33)	(1.2)%	$94	3.2%
Restructuring charges	—	n/a	(1)	—%
Adjusted operating (loss) income	$(33)	(1.2)%	$93	3.1%

Consolidated
Operating income	$262	2.3%	$460	4.0%
Restructuring charges	127	1.1%	4	—%
Adjusted operating income	$389	3.4%	$464	4.1%

Net earnings	$161		$255
After-tax impact of:
Restructuring charges	85		3
Adjusted SG&A	$246		$258

Diluted EPS	$0.47		$0.64
Per share impact of:
Restructuring charges	0.25		0.01
Adjusted operating income	$0.72		$0.65

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying news release may differ from similar measures used by other companies.

The following table includes the calculation of adjusted ROIC for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures), along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital(1)
	May 5, 2012(2)	April 30, 2011(2)
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$782	$2,405
Operating income - discontinued operations	(364)	(271)
Total operating income	418	2,134
Add: Operating lease interest(3)	599	587
Add: Investment income	36	51
Less: Net earnings attributable to noncontrolling interest (NCI)	(1,221)	(90)
Less: Income taxes(4)	(966)	(1,069)
NOPAT	$(1,134)	$1,613
Add: Restructuring charges and impairments(5)	1,664	224
Add: NCI impact of BBYM profit share buyout and restructuring charges	1,202	—
Adjusted NOPAT	$1,732	$1,837

Average Invested Capital
Total assets	$18,170	$19,082
Less: Excess Cash(6)	(1,254)	(978)
Add: Capitalized operating lease obligations(7)	9,588	9,388
Total liabilities	(12,662)	(12,142)
Exclude: Debt(8)	2,268	1,770
Less: Noncontrolling interests	(671)	(674)
Average invested capital	$15,439	$16,446

Adjusted Return on invested capital (ROIC)	11.2%	11.2%
Calculation of Return on Assets(1)
	May 5, 2012(2)	April 30, 2011(2)
Net earnings including noncontrolling interests(9)	$(156)	$1,385
Total assets	18,170	19,082
Return on assets (ROA)	(0.9%)	7.3%

(1) The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.
(2) Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.
(3) Operating lease interest represents the add-back to operating income driven by our capitalized lease obligations and represents fifty percent of our annual rental expense which is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(4) Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.
(5) Includes all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments, and the Best Buy Europe transaction costs.
(6) Cash and cash equivalents and short term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.
(7) The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(8) Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.

(9)
Net earnings including noncontrolling interests for the twelve months ended May 5, 2012 include the $1.3 billion purchase of CPW's share of the Best Buy Mobile profit share agreement, a $1.2 billion non-cash impairment charge to reflect the write-off of Best Buy Europe goodwill and $214 million in restructuring charges.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP GUIDANCE
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures to the most comparable financial measures calculated and presented in accordance with GAAP. The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following table reconciles EPS guidance for the period presented (GAAP financial measures) to adjusted diluted EPS guidance (non-GAAP financial measures) for the period presented.

Twelve Months Ending
Feb 2, 2013

Reconciliation of Adjusted Diluted EPS
Diluted EPS guidance	$2.85 - $3.25
Restructuring charges	$0.65 - $0.55
Adjusted diluted EPS guidance	$3.50 - $3.80